EXHIBIT 5.1
GRAY, LAYTON, KERSH, SOLOMON, FURR & SMITH, P.A.
ATTORNEYS AT LAW
516 SOUTH NEW HOPE ROAD
P. O. BOX 2636
GASTONIA, NORTH CAROLINA 28053-2636
704-865-4400

DAVID A. LAYTON++	CHARLES D. GRAY III (OF COUNSEL)
JOHN D. KERSH, JR.+/****	FACSIMILE 704-866-8010
T. J. SOLOMON II*	FACSIMILE 704-854-8313
DAVID M. FURR**/+
DAVID W. SMITH III ++	* ALSO LICENSED IN SOUTH CAROLINA
WILLIAM E. MOORE, JR. ++	** ALSO LICENSED IN FLORIDA
JOHN H. GRIFFING*/****	*** ALSO LICENSED IN NEW YORK
EMILY H. LEAZER+	**** BOARD CERTIFIED SPECIALIST IN ESTATE PLANNING
TED F. MITCHELL*	AND PROBATE
JULIA B. SINGH+++/***	+ MASTER OF LAWS IN TAXATION
CHRISTOPHER M. WHELCHEL*	++ N.C. STATE CERTIFIED MEDIATOR
MICHAEL L. CARPENTER	+++MASTER OF LAWS IN INTERNATIONAL
AND COMPARATIVE LAW
January 27, 2010
DRI Corporation
13760 Noel Road
Suite 830
Dallas, Texas 75240
Attention: David L. Turney
Re: Registration Statement on Form S-8
Dear Mr. Turney:
     We have acted as counsel to DRI Corporation, a North Carolina corporation (the “Company”), in connection with the authorization of the issuance of the shares of common stock, par value $.10 per share (the “Common Stock”), of the Company covered by the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about January 27, 2010 under the Securities Act of 1933, as amended (the “Securities Act”). Such shares of Common Stock consist of up to 260,000 shares that may be issued to employees, officers and directors of the Company, pursuant to that certain Board of Directors and Key Executive Management TBUS Common Stock Compensation Plan (the “Plan”).
     In connection with the foregoing, we have examined and relied upon the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments, and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. We are familiar with the corporate proceedings of the Company relating to the authorization and approval of the Plan and the proposed issuance of the Common Stock pursuant to the Plan. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.
     Based upon our examination of, and reliance on, the documents and other matters described above, we advise you that in our opinion the shares of Common Stock covered by the Registration Statement, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours, GRAY, LAYTON, KERSH, SOLOMON, FURR & SMITH, P.A.

By	/s/ David M. Furr
David M. Furr

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